Exhibit 99.1

           NMS Communications Announces Preliminary Results
                      for the First Quarter 2005

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--April 4, 2005--NMS Communications (NASDAQ:NMSS) announced today that, based on preliminary information, first quarter 2005 revenue is expected to be between $21.4 million and $22.4 million. The company expects a net loss of between ($0.02) per share and ($0.04) per share.
    The company plans to announce final first quarter results on April 18, 2005. Details regarding the April 18, 2005 conference call will be provided in a separate press release.
    Commenting on the anticipated results, chairman and CEO Bob Schechter stated, "The shortfall in our first quarter results is due primarily to lower than expected orders from our Platform Solutions customers, based on reduced and deferred demand in their businesses. The shortfall is not the result of any competitive losses. During the quarter we continued to win operator business with our newest products, MyCaller, our ringback tone application, and AccessGate, our wireless backhaul optimizer. We expect to report our results on April 18, 2005 and we will have further analysis and information at that time."

    About NMS Communications

    NMS Communications (NASDAQ:NMSS) is a leading provider of communications technologies and solutions, enabling new enhanced services and efficient networks that help our customers grow their revenues and profits. For more information, visit www.nmscommunications.com.

    Statements in this document expressing the beliefs and expectations of management regarding future performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations as of the date of this document and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, uncertainty in communications spending, the implementation of the Company's strategic repositioning and market acceptance of the Company's new solutions strategy, quarterly fluctuations in financial results, the Company's ability to exploit fully the value of its technology and its strategic partnerships and alliances, the availability of products from the Company's contract manufacturer and product component vendors and other risks. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2004. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

    NMS Communications is a trademark of NMS Communications
Corporation. All other product or corporate references may be trademarks or registered trademarks of their respective companies.

    CONTACT: NMS Communications
             D'Anne Hurd, 508-271-1058
             D'Anne_Hurd@nmss.com